EXHIBIT 8

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital from the filing of the Schedule 13D/A on 2/25/25 to 3/5/25, the date of the event which required filing of this Schedule 13D/A.  All transactions were effectuated in the open market through a broker.

Trade Date	Buy/Sell	Shares	Price
2/25/2025	Sell	30,130	10.91
2/26/2025	Sell	15,465	10.92
2/27/2025	Sell	2,814	10.93
2/28/2025	Sell	59,048	11.01
3/3/2025	Sell	75,735	11.10
3/4/2025	Sell	70,810	10.97
3/5/2025	Sell	76,861	10.91